American Safety Insurance Holdings, Ltd.

Reports Resignation of Chief Financial Officer

HAMILTON, Bermuda, March 31, 2009 – American Safety Insurance Holdings, Ltd. (NYSE:ASI) today reported that William C. Tepe, the Company’s Chief Financial Officer, resigned to pursue other interests. The resignation is effective immediately.

“Bill has been a valuable asset to American Safety Insurance and we greatly appreciate his hard work and dedication to the Company,” said Stephen R. Crim, President and Chief Executive Officer. “We wish him the best in his future endeavors and will begin a search for a new CFO immediately in order to fill this position on a permanent basis as quickly as possible.”

About Us:

American Safety Insurance Holdings, Ltd. (NYSE:ASI), a Bermuda holding company, offers innovative solutions outside the U.S. in the reinsurance and alternative risk markets through its subsidiaries, American Safety Reinsurance, Ltd. and American Safety Assurance, Ltd., and in the U.S. for specialty risks and alternative risk markets through its program administrator, American Safety Insurance Services, Inc., and insurance company subsidiaries and affiliates, American Safety Casualty Insurance Company, American Safety Indemnity Company and American Safety Risk Retention Group, Inc. and American Safety Assurance (Vermont), Inc. As a group, ASI’s insurance subsidiaries and affiliates are rated “A” (Excellent) VIII by A.M. Best. For additional information, please visit asih.bm.

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Contact:
American Safety Insurance Holdings, Ltd Stephen R. Crim President (441) 296-8560 scrim@amsafety.bm	American Safety Administrative Services, Inc Julie L. McDonald Media Relations (770) 485-4310 jmcdonald@amsafety.com
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